Exhibit 10.12

XANADU QUANTUM TECHNOLOGIES LIMITED OMNIBUS
LONG TERM INCENTIVE PLAN

EFFECTIVE AS OF [●]

XANADU QUANTUM TECHNOLOGIES LIMITED
OMNIBUS LONG TERM INCENTIVE PLAN

Article 1
PURPOSE

1.1	Purpose

The purpose of the Plan is to provide the Company with a mechanism to attract, retain and motivate qualified Employees, Consultants and Directors of the Company and its Designated Affiliates, to reward such Employees, Consultants and Directors who are granted Awards under the Plan from time to time for their contributions toward the long term goals and success of the Company and to align the interests of such Employees, Consultants and Directors with those of the Company’s shareholders.

Article 2
INTERPRETATION

2.1	Definitions

As used in the Plan, the following terms have the respective meanings:

“Affiliate” means, with respect to any Person, any Person directly or indirectly Controlling, Controlled by or under common Control with such Person;

“Annual Retainer Fees” means the annual retainer which a Director is entitled to receive in a fiscal year for service on the Board, including the annual retainer which a Director is entitled to receive for service as chair of the Board or as chair or a member of any of the Board’s committees, and all fees for attending meetings of the Board or any committee thereof;

“Approved Agreement” means an Award Agreement, employment agreement or other written agreement between the Company or a Designated Affiliate and the Participant which has been approved by the CEO (or where the Participant is the CEO, approved by the Board);

“Award” means any Option (including any ISO), Share Appreciation Right, Restricted Share Unit, Performance Share Unit, Deferred Share Unit or Other Share-Based Award granted under the Plan;

“Award Agreement” means a written agreement evidencing the terms and conditions of an Award granted under the Plan which may be transmitted electronically and which need not be identical to any other such agreements;

“Blackout Period” means a trading blackout period formally imposed by the Company pursuant to its internal trading policies as a result of the bona fide existence of undisclosed material information. A Blackout Period does not include any period during which the Company is subject to a cease trade order (or similar order under Securities Laws) in respect of the Company’s securities;

“Board” means the board of directors of the Company;

“Business Day” means a day, other than a Saturday or Sunday, on which the principal commercial banks in the City of Toronto are open for commercial business during normal banking hours;

“Cause” means:

(a)	with respect to a particular Employee:

(i)	“cause” or “serious reason” as such term is defined in the Award Agreement or the Employee’s written employment agreement with the Participant’s Employer (provided that if such term is defined in both the Award Agreement and the Employee’s written employment agreement, the definition in the Award Agreement will govern); or

(ii)	in the event that (i) does not apply, then “Cause” means any circumstance where an employer can terminate an individual’s employment without notice or payment whatsoever;

(b)	with respect to a particular Consultant:

(i)	“cause” or “serious reason” as such term is defined in the Award Agreement or the Consultant’s written services agreement with the Company or its Designated Affiliate (provided that if such term is defined in both the Award Agreement and the Consultant’s written services agreement, the definition in the Award Agreement shall govern); or

(ii)	in the event that (i) does not apply, then “Cause” means any circumstances, as described in the written agreement between the Company or a Designated Affiliate and the Consultant, or as provided for pursuant to applicable law, where the Company or Designated Affiliate may terminate the Consultant’s engagement without notice or payment whatsoever;

“CEO” means the Chief Executive Officer of the Company;

“Change in Control” means the occurrence of any one or more of the following events:

(a)	any transaction, or series of related transactions, at any time and by whatever means pursuant to which any Person or any group of two or more Persons acting jointly or in concert (other than the Company or a wholly-owned subsidiary of the Company) hereafter acquires the direct or indirect “beneficial ownership” (as defined under applicable Securities Laws) of, or acquires the right to exercise control or direction over, securities of the Company representing more than 50% of the then issued and outstanding voting securities of the Company, including, without limitation, as a result of a take-over bid, an exchange of securities, an amalgamation of the Company with any other entity, an arrangement, a capital reorganization or any other business combination or reorganization;

(b)	the sale, lease, exchange, assignment or other disposition or transfer, in a single transaction or a series of related transactions, of all or substantially all of the assets of the Company to a Person other than a wholly-owned subsidiary of the Company;

(c)	the dissolution or liquidation of the Company, other than in connection with the distribution of assets of the Company to one or more Persons which were wholly-owned subsidiaries of the Company prior to such event; or

(d)	the Board determines that a Change in Control shall be deemed to have occurred in such circumstances as the Board shall determine;

provided that, notwithstanding clause (a), (b) and (c) above, a Change in Control will be deemed not to have occurred if immediately following the transaction or series of transactions set forth in clause (a), (b) or (c) above (the “Transaction”): (A) the holders of securities of the Company that immediately prior to the consummation of such transaction(s) represented more than 50% of the combined voting power of the then outstanding securities eligible to vote for the election of directors of the Company hold (x) securities of the entity resulting from the Transaction (the “Surviving Entity”) that represent more than 50% of the combined voting power of the then outstanding securities eligible to vote for the election of directors (“voting power”) of the Surviving Entity, or (y) if applicable, securities of the entity that directly or indirectly has beneficial ownership of 100% of the securities eligible to elect directors of the Surviving Entity (the “Parent Entity”) that represent more than 50% of the combined voting power of the then outstanding securities eligible to vote for the election of directors of the Parent Entity, and (B) no Person or group of two or more Persons acting jointly or in concert is the beneficial owner, directly or indirectly, of more than 50% of the voting power of the Parent Entity (or, if there is no Parent Entity, the Surviving Entity) (any such Transaction which satisfies all of the criteria specified in clauses (A) and (B) above being referred to as a “Non-Qualifying Transaction” and, following the Non-Qualifying Transaction, references in this definition of “Change in Control” to the “Company” shall mean and refer to the Parent Entity (or, if there is no Parent Entity, the Surviving Entity) and, if such entity is a company or a trust, references to the “Board” shall mean and refer to the board of directors or trustees, as applicable, of such entity).

Notwithstanding the foregoing, for purposes of any Award that constitutes “deferred compensation” (within the meaning of Section 409A of the Code), the payment of which would be accelerated upon a Change in Control, no transaction or series of transactions will be a Change in Control for Awards granted to any Participant who is a U.S. Taxpayer unless the transaction or series of transactions qualifies as a “change in control event” within the meaning of Section 409A of the Code.

Further and for the avoidance of doubt, no transaction or series of transactions will constitute a Change in Control if its sole purpose is to change the province, state or jurisdiction of the Company’s incorporation;

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, or any successor statute or statutes thereto. Reference to any specific Code section includes any successor section;

“Committee” means the Governance Compensation and Nominating Committee or such other committee appointed by the Board to administer the Plan, or if no committee is appointed, the Board;

“Company” means Xanadu Quantum Technologies Limited;

“Consultant” means an individual consultant or a consultant entity, other than an Employee or a Director, that:

(a)	is engaged to provide services on a bona fide basis to the Company or a Designated Affiliate, other than services provided in relation to a distribution of securities of the Company or a Designated Affiliate;

(b)	provides the services under a written contract with the Company or a Designated Affiliate; and

(c)	spends or will spend a significant amount of time and attention on the affairs and business of the Company or a Designated Affiliate;

and includes: (i) for an individual consultant, a corporation of which they are an employee or shareholder and a partnership of which they are an employee or partner; and (ii) for a consultant entity, an employee, officer or director of the consultant entity who spends or will spend a significant amount of time and attention on the affairs and business of the Company or a Designated Affiliate.

A Consultant who is resident of the U.S. will not be eligible for the grant of an Award unless, on the Date of Grant, the Company determines that such Award complies with the requirements of applicable securities laws.

“Control” means the relationship whereby a Person (first Person) is considered to “Control” another Person (second Person) if:

(a)	the first Person beneficially owns or directly or indirectly exercises control or direction over voting securities of the second Person, otherwise than by way of security only, and the votes carried by the securities are entitled, if exercised, to elect a majority of the directors of the second Person;

(b)	the second Person is a partnership, other than a limited partnership, and the first Person holds more than 50% of the interests in the partnership; or

(c)	the second Person is a limited partnership and the first Person is the general partner of the limited partnership;

“Date of Grant” means, for any Award, the date specified by the Board at the time it grants the Award (which, for greater certainty, must be no earlier than the date on which the Board approves the grant of such Award) or if no such date is specified, the date upon which the Award was approved by the Board; and in the case of DSUs granted pursuant to an election to defer Annual Retainer Fees means the date on which the Annual Retainer Fees would be payable if an election to defer had not been made in respect of such fees;

“Deferred Share Unit” or “DSU” means a unit equivalent in value to a Share, credited by means of a bookkeeping entry in the books of the Company in accordance with Article 8;

“Designated Affiliate” means each Affiliate of the Company as designated by the Board for purposes of the Plan from time to time;

“Director” means a director of the Company or a Designated Affiliate who is not an Employee or a Consultant;

“Disability” means the permanent and total incapacity of a Participant determined in accordance with procedures established by the Board for purposes of the Plan;

“Effective Date” means the effective date of the Plan, being [●];

“Eligible Participant” means an Employee, Consultant or Director;

“Employee” means an individual who is considered an employee of the Company or a Designated Affiliate for purposes of source deductions under applicable tax or social welfare legislation;

“ESL” means the employment standards legislation, as amended or replaced, applicable to a Participant who is an Employee;

“Exchange” means the TSX and any other stock exchanges on which the Company has chosen to list the Shares from time to time;

“Exercise Notice” means a written notice stating the Participant’s intention to exercise a particular Option or SAR;

“Exercise Price” means the price at which a Share may be purchased pursuant to the exercise of an Option as specified in the Award Agreement;

“Expiry Date” means the expiry date specified in the Award Agreement (which shall not be later than the tenth (10th) anniversary of the Date of Grant) or, if not so specified, means the tenth (10th) anniversary of the Date of Grant;

“In-the-Money Amount” with respect to an Option or SAR as of any day is the amount, if any, by which the Market Price of a Share on such date exceeds the Exercise Price or SAR Price, as applicable.

“Insider” means an “insider” as defined by the TSX from time to time in its rules and regulations governing Security Based Compensation Arrangements and other related matters;

“ISOs” has the meaning set forth in Section 4.7;

“ITA” means the Income Tax Act (Canada);

“Market Price” means, at any date in respect of the Shares, the closing price of such Shares on the TSX (and if listed on more than one Exchange and the closing price on another Exchange is higher, then the highest of such closing prices) on the Business Day immediately preceding the applicable date;

“NI 45-106” means National Instrument 45-106 Prospectus and Registration Exemptions, as amended from time to time;

“Non-Qualifying Option” means an Option which is not eligible for the deduction pursuant to paragraph 110(1)(d) of the ITA;

“Option” means a right to purchase Shares granted under Section 4.1 and subject to the terms and conditions of the Plan;

“Other Share-Based Award” means any right granted under Section 9.1 and subject to the terms and conditions of the Plan;

“Participant” means an Employee, Consultant or Director to whom an Award has been granted under the Plan and their Permitted Assigns;

“Participant’s Employer” means the Company or Designated Affiliate, as applicable, which employs the Employee or, in the case of a Participant that has ceased to be an Employee, which employed the Participant immediately prior to such cessation;

“Performance Criteria” means such financial, corporate, divisional and/or personal performance criteria as may be set out in the Award Agreement, which may be applied to the Company as a whole, any Affiliate of the Company or any business unit of the Company or any Affiliate of the Company, either individually, alternatively or in any combination, and measured in either total, incremental or cumulatively over the specified Performance Period on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group;

“Performance Multiplier” means the multiplier applicable to an Award of PSUs, which may range from 0 to 200% depending on the level of achievement of the applicable Performance Criteria;

“Performance Period” means the performance period applicable to an Award of PSUs as specified in the Award Agreement;

“Performance Share Unit” or “PSU” means a conditional right to receive a Share or a cash payment equal to the Market Price of a Share granted under Section 7.1 and subject to the terms and conditions of the Plan;

“Permitted Assign” has the meaning assigned to that term in NI 45-106;

“Person” includes an individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, and a natural person in his or her capacity as trustee, executor, administrator or other legal representative;

“Plan” means this Omnibus Long Term Incentive Plan, as may be amended or amended and restated from time to time;

“Qualifying Option” means an Option which is eligible for the deduction pursuant to paragraph 110(1)(d) of the ITA;

“Restricted Share Unit” or “RSU” means a conditional right to receive a Share or a cash payment equal to the Market Price of a Share granted under Section 6.1 and subject to the terms and conditions of the Plan;

“Retirement” means, unless otherwise determined by the Committee, a Participant’s termination from active employment with the Participant’s Employer (other than for Cause or where facts that could give rise to Cause exist) where:

(a)	the Participant (i) has (A) attained age 65 or, (B) reached age 55 with at least 10 years of service, or (ii) has achieved such lesser age and/or service thresholds as the Board may establish from time to time;

(b)	the Participant has given the Participant’s Employer formal notice of the Participant’s intention to retire at least six (6) months (or such longer period as may be specified in the Participant’s employment agreement) in advance, or such lesser advance notice as the Board may approve in its discretion;

(c)	the Participant is not paid or entitled to receive any termination pay, severance pay, retiring allowance or equivalent in connection with the Participant’s termination of employment; and

(d)	the Participant has complied with such transitional activities as may be reasonably required by the Participant’s Employer during the period from the date notice of the Participant’s intention to retire has been given until the date the Participant ceases active employment with the Participant’s Employer;

“SAR Price” means the floor price per Share at which a SAR may be exercised;

“Securities Laws” means securities legislation, securities regulation and securities rules, as amended, and the policies, notices, instruments and blanket orders in force from time to time that govern or are applicable to the Company or to which it is subject;

“Security Based Compensation Arrangement” has the meaning given to that term in the Company Manual of the TSX, as amended from time to time;

“Settlement Date” has the meaning given to it in Section 8.4;

“Share” means a subordinate voting share in the capital of the Company as constituted on the Effective Date or after an adjustment contemplated by Article 12, such securities to which the holder of an Award may be entitled as a result of such adjustment;

“Share Appreciation Right” or “SAR” means a right of a Participant evidenced by a bookkeeping entry to receive an amount equal to the excess of the Market Price of a Share at the date of exercise of the SAR over the SAR Price as described in Section 5.1 and subject to the terms and conditions of the Plan;

“Termination Date” means:

(a)	in the case of an Employee or Consultant whose employment or engagement with the Company or a Designated Affiliate terminates (regardless of whether the termination is lawful or unlawful, with or without Cause, and whether it is the Participant or the Company or the Designated Affiliate that initiates the termination), the later of: (i) if and only to the extent required to comply with the minimum standards of the ESL, the last day of the minimum statutory notice period applicable to the Participant pursuant to the ESL, if any; and (ii) the date that is designated by the Company or a Designated Affiliate, as the last day of the Participant’s employment or engagement with the Company or a Designated Affiliate provided that if the Participant resigns from employment or terminates engagement, such date shall not be earlier than the date notice of resignation or termination was given; and, in the case of either (i) or (ii), without regard to any applicable period of reasonable notice or contractual notice to which the Participant may claim to be entitled under common law, civil law or pursuant to contract in respect of a period which follows the last day that the Participant actually and actively provides services to the Company or a Designated Affiliate as specified in the notice of termination provided by the Participant’s Employer. For the avoidance of any doubt, the parties intend to displace any presumption that the Participant is entitled to reasonable notice of termination under common law or civil law in connection with the Plan; or

(b)	in the case of a Director who ceases to hold office, the date upon which the Participant ceases to hold office; or

(c)	In the event that the Participant’s death occurs prior to the date determined pursuant to (a) or (b) above, the date of the Participant’s death;

“TSX” means the Toronto Stock Exchange;

“U.S.” means the United States of America; and

“U.S. Taxpayer” means a Participant who, with respect to an Award, is subject to taxation under applicable U.S. tax laws.

2.2	Interpretation

(a)	Whenever the Board or the Company exercises discretion in the administration of the Plan, the term “discretion” means the sole and absolute discretion of the Board or the Company, as the case may be; provided that the Board and the Company will each exercise its respective discretion under the Plan in compliance with the minimum applicable requirements of ESL and all other applicable legislation.

(b)	As used herein, the terms “Article”, “Section”, “Subsection” and “clause” mean and refer to the specified Article, Section, Subsection and clause of the Plan, respectively.

(c)	Words importing the singular include the plural and vice versa and words importing any gender include any other gender.

(d)	Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done will be calculated by excluding the day on which the period begins, including the day on which the period ends, and abridging the period to the immediately preceding Business Day in the event that the last day of the period is not a Business Day. In the event an action is required to be taken or a payment is required to be made on a day which is not a Business Day such action will be taken or such payment shall be made by the immediately preceding Business Day.

(e)	Unless otherwise specified, all references to money amounts are to Canadian currency.

(f)	The headings used herein are for convenience only and are not to affect the interpretation of the Plan.

Article 3
ADMINISTRATION

3.1	Administration

Subject to Section 3.2, the Plan will be administered by the Board who has sole and complete authority, in its discretion, to:

(a)	determine the individuals among Eligible Participants to whom grants under the Plan may be made;

(b)	make grants of Awards under the Plan relating to the issuance of Shares (including any combination of different types of Awards) in such amounts, to such Eligible Participants and, subject to the provisions of the Plan, on such terms and conditions as it determines including:

(i)	the time or times at which Awards may be granted;

(ii)	the conditions under which:

(A)	Awards may be granted to Eligible Participants; or

(B)	Awards may be forfeited to the Company,

including any conditions relating to the attainment of specified Performance Criteria and the applicable Performance Multiplier;

(i)	the number of Shares to be covered by any Award;

(ii)	the price, if any, to be paid by a Participant in connection with the purchase of Shares covered by any Award;

(iii)	whether restrictions or limitations are to be imposed on the Shares issuable pursuant to grants of any Award, and the nature of such restrictions or limitations, if any; and

(iv)	any acceleration of exercisability or vesting, or waiver of termination regarding any Award, based on such factors as the Board may determine;

(c)	determine whether each Option is to be an ISO or a nonqualified stock option for purposes of the Code;

(d)	determine whether each Option is to be a Qualifying Option or a Non-Qualifying Option for purposes of the ITA;

(e)	establish the form or forms of Award Agreements;

(f)	cancel, amend, adjust or otherwise change any Award under such circumstances as the Board may consider appropriate in accordance with the provisions of the Plan;

(g)	construe and interpret the Plan and all Award Agreements;

(h)	adopt, amend, prescribe and rescind administrative guidelines and other rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws; and

(i)	make all other determinations and take all other actions necessary or advisable for the implementation and administration of the Plan.

3.2	Delegation to Committee

To the extent permitted by applicable law, the Board may, from time to time, delegate to the Committee all or any of the powers conferred on the Board pursuant to the Plan, including the power to sub-delegate to any specified officer(s) of the Company or its Designated Affiliates all or any of the powers delegated by the Board. In such event, the Committee or any sub-delegate will exercise the powers delegated to it in the manner and on the terms authorized by the delegating party.

3.3	Determinations Binding

Any decision made or action taken by the Board, the Committee or any officers or employees to whom authority has been delegated pursuant to Section 3.2 arising out of or in connection with the administration or interpretation of the Plan is final, conclusive and binding on the Company, the affected Participant(s), their legal and personal representatives and all other Persons.

3.4	Eligibility

All Employees, Consultants and Directors are eligible to participate in the Plan, subject to Article 11. Eligibility to participate does not confer upon any Eligible Participant any right to receive any grant of an Award pursuant to the Plan. The extent to which any Eligible Participant is entitled to receive a grant of an Award pursuant to the Plan will be determined in the sole and absolute discretion of the Board. The Board will determine in its sole discretion whether any Person is a bona fide Employee, Consultant or Director, as applicable, for the purposes of the Plan.

3.5	Compliance with Securities Laws

Any Award granted under the Plan will be subject to the requirement that, if at any time the Company determines that the listing, registration or qualification of the Shares issuable pursuant to such Award upon any securities exchange or under any Securities Laws of any jurisdiction, or the consent or approval of an Exchange (if then listed on an Exchange) and any securities commissions or similar securities regulatory bodies having jurisdiction over the Company is necessary as a condition of, or in connection with, the grant or exercise of such Award or the issuance or purchase of Shares thereunder, such Award may not be accepted or exercised in whole or in part unless such listing, registration, qualification, consent or approval has been effected or obtained on conditions acceptable to the Board. Nothing herein will be deemed to require the Company to apply for or to obtain such listing, registration, qualification, consent or approval. Participants agree, to the extent applicable, to cooperate with the Company in complying with such legislation, rules, regulations and policies and will have no claim or cause of action against the Company or any of its officers or directors as a result of any failure by the Company to obtain or to take any steps to obtain any such registration, qualification, consent or approval.

3.6	Total Shares Subject to Awards

(a)	Subject to adjustment as provided for in Article 12 and any subsequent amendment to the Plan, the aggregate number of Shares reserved for issuance pursuant to Awards granted under the Plan shall not exceed 15% of the total number of Shares and multiple voting shares issued and outstanding from time to time; provided that the maximum aggregate number of Shares reserved for issuance pursuant to ISOs granted under the Plan shall not exceed 31,542,199 Shares.

(b)	The Shares subject to Awards (or portion(s) thereof) that have been exercised or settled in cash or for any reason is cancelled or terminated without having been exercised or settled in Shares will be added back to the number of Shares reserved for issuance under the Plan and will again become available for issuance pursuant to the exercise or settlement of Awards granted under the Plan.

(c)	The number of Shares available for issuance pursuant to the exercise or settlement of Awards granted under the Plan will not be reduced by: (i) any Shares issued by the Company through the assumption or substitution of outstanding stock options or other equity-based awards from an entity acquired by the Company; or (ii) any Shares issued by the Company pursuant to an inducement award in accordance with Section 613(c) of the TSX Company Manual.

(d)	For purposes of Subsection 3.6(a), the acquisition of Shares by the Company for cancellation shall not constitute non-compliance with Subsection 3.6(a) for any Awards outstanding prior to such purchase for cancellation.

3.7	Limits on Grants of Awards

Notwithstanding anything in the Plan:

(a)	The aggregate number of Shares:

(i)	issuable to Insiders at any time, under all of the Company’s Security Based Compensation Arrangements, shall not exceed ten percent (10%) of the total number of issued and outstanding Shares and multiple voting shares; and

(ii)	issued to Insiders within any one year period, under all of the Company’s Security Based Compensation Arrangements, shall not exceed ten percent (10%) of the total number of issued and outstanding Shares and multiple voting shares.

(b)	Notwithstanding Subsection 3.7(a), the acquisition of Shares by the Company for cancellation shall not constitute non-compliance with Subsection 3.7(a) for any Awards outstanding prior to such purchase of Shares for cancellation.

(c)	The aggregate number of Shares issuable to any one Participant under all of the Company’s Security Based Compensation Arrangements shall not exceed 10% of the issued and outstanding Shares.

(d)	The aggregate fair value on the Date of Grant of all Awards granted to any non-Employee Director under all of the Company’s Security Based Compensation Arrangements within any one financial year of the Company shall not exceed $150,000, of which no more than $100,000 may be granted in the form of Options. Notwithstanding the forgoing, the limits shall not apply to any DSUs granted to non-Employee Directors in respect of a deferral of Annual Retainer Fees or to Awards granted to a new non-Employee Director upon joining the board of the Company or one of its Designated Affiliates.

(e)	The maximum number of Shares with respect to which Award other than Options and SARs can be issued shall not exceed 15% of the total number of Shares and multiple voting shares issued and outstanding from time to time.

3.8	Award Agreements

Each Award under the Plan will be evidenced by an Award Agreement. Each Award Agreement will be subject to the applicable provisions of the Plan and will contain such provisions as are required by the Plan and any other provisions that the Board may direct. The Board shall authorize and empower any director or officer of the Company to execute and deliver, for and on behalf of the Company, an Award Agreement to each Participant.

3.9	Permitted Assigns

Awards (other than ISOs) may be transferred by a Participant to a Permitted Assign. In any such case, the provisions of Article 11 will apply to the Award as if the Award was held by the Participant rather than such Participant’s Permitted Assign.

3.10	Non-Transferability of Awards

Subject to Section 4.7, except as permitted under Section 3.9, no assignment or transfer of Awards, whether voluntary, involuntary, by operation of law or otherwise, vests any interest or right in such Awards whatsoever in any assignee or transferee and immediately upon any assignment or transfer, or any attempt to make the same, such Awards will terminate and be of no further force or effect.

Article 4
OPTIONS

4.1	Grant of Options

The Board may, from time to time, subject to the provisions of the Plan and such other terms and conditions as the Board may prescribe, grant Options to any Eligible Participant. The terms and conditions of each Option grant will be evidenced by an Award Agreement.

4.2	Exercise Price

The Board will establish the Exercise Price at the time each Option is granted, which Exercise Price must in all cases be not less than the Market Price on the Date of Grant.

4.3	Term of Options

Subject to any accelerated termination as set forth in the Plan or the Participant’s Award Agreement, each Option expires on its Expiry Date.

4.4	Vesting

(a)	Each Option will vest and be exercisable in the manner set out in the applicable Award Agreement, subject to the Participant’s Termination Date not occurring prior to the date on which the Option vests, or as otherwise approved by the Board.

(b)	Once a portion of an Option becomes vested, it will remain vested and exercisable, in whole or in part, until expiration or termination of the Option, unless otherwise provided in the Plan or approved by the Board. The Board has the right to accelerate the date upon which any portion of any Option becomes exercisable.

(c)	The Board may provide at the time of granting an Option that the exercise of that Option is subject to restrictions, in addition to those specified in this Section 4.4, such as performance based vesting conditions.

4.5	Exercise of Options and Payment of Exercise Price

Subject to the provisions of the Plan and any Award Agreement, a Participant may exercise an Option by delivering a fully completed Exercise Notice to the Company. The Exercise Notice must be accompanied by payment in full of the purchase price for the Shares to be purchased. The Exercise Price must be fully paid by certified cheque, bank draft or money order payable to the Company or by such other means as might be specified from time to time by the Board, which may include (i) through an arrangement with a broker approved by the Company (or through an arrangement directly with the Company) whereby payment of the Exercise Price is accomplished with the proceeds of the sale of Shares deliverable upon the exercise of the Option, (ii) through any cashless exercise process as may be approved by the Board, or (iii) any combination of the foregoing methods of payment.

No Shares will be issued until full payment therefor has been received by the Company.

4.6	Surrender of Options

In lieu of exercising a vested Option (other than an ISO), the Participant may elect to surrender all or part of the Option for cancellation to the Company in consideration for the In-the-Money Amount of the Option. In consideration of the surrender of the vested Option or portion of such vested Option, the Participant may request that satisfaction of the In-the-Money Amount be made in the form of (i) a lump sum cash payment (a “Cash Amount”), (ii) the issuance by the Company of such number of Shares having an aggregate Market Price equal to the In-the-Money Amount (rounded down to the nearest whole number) or (iii) a combination of (i) and (ii). Notwithstanding that a Participant may have elected to receive a Cash Amount for the surrender of the Option or a portion thereof, the Company may choose instead to satisfy the Cash Amount by issuing to the Participant such number of Shares having an aggregate Market Price equal to the Cash Amount (rounded down to the nearest whole number). Upon settlement of the In-the-Money Amount of any surrendered Option or portion thereof, such Option or portion thereof will be cancelled forthwith. The Company may elect to forego any deduction in respect of Qualifying Options in accordance with subsection 110(1.1) of the ITA.

4.7	Incentive Stock Options

The following provisions apply, in addition to the other provisions of the Plan which are not inconsistent therewith, to Options intended to qualify as incentive stock options (“ISOs”) under section 422 of the Code:

(a)	Options may be granted as ISOs only to individuals who are employees of the Company or any present or future “subsidiary corporation” or “parent corporation” as those terms are defined in section 424 of the Code (collectively, “Related Companies”) and ISOs may not be granted to non-employee directors or independent contractors;

(b)	for purposes of Section 4.7, “Disability” means “permanent and total disability” as defined in section 22(e)(3) of the Code;

(c)	if a Participant ceases to be employed by the Company and/or all Related Companies other than by reason of death or Disability, Options will be eligible for treatment as ISOs only if exercised no later than three months following such termination of employment;

(d)	the Exercise Price in respect of Options granted as ISOs to employees who own more than 10% of the combined voting power of all classes of stock of the Company or a Related Company (a “10% Shareholder”) must be not less than 110% of the fair market value per Share on the Date of Grant and the term of any ISO granted to a 10% Shareholder must not exceed five (5) years measured from the Date of Grant;

(e)	Options held by a Participant will be eligible for treatment as ISOs only if the fair market value (determined at the Date of Grant) of the Shares with respect to which such Options and all other options intended to qualify as “incentive stock options” under section 422 of the Code held by such individual and granted under the Plan or any other plan of a Related Company and which are exercisable for the first time by such individual during any one calendar year does not exceed US$100,000;

(f)	by accepting an Option granted as an ISO under the Plan, the Participant agrees to notify the Company in writing immediately after such Participant makes a “Disqualifying Disposition” of any shares acquired pursuant to the exercise of such ISO; for this purpose, a Disqualifying Disposition is any disposition occurring on or before the later of (a) the date two years following the date the ISO was granted or (b) the date one year following the date the ISO was exercised;

(g)	notwithstanding that the Plan shall be effective when adopted by the Board, no ISO granted under the Plan may be exercised until the Plan is approved by the Company’s shareholders and, if such approval is not obtained within 12 months after the date of the Board’s adoption of the Plan, then all ISOs previously granted will be deemed to be non-statutory options; furthermore, the Board will obtain shareholder approval within 12 months before or after any increase in the total number of Shares that may be issued under the Plan pursuant to Awards intended to be ISOs or any change in the class of employees eligible to receive ISOs under the Plan;

(h)	no modification of an outstanding Option that would provide an additional benefit to a Participant, including but not limited to a reduction of the Exercise Price or extension of the exercise period, will be made without consideration and disclosure of the likely U.S. federal income tax consequences to the Participants affected thereby;

(i)	ISOs are neither transferable nor assignable by the Participant other than by will or the laws of descent and distribution and may be exercised, during the Participant’s lifetime, only be such Participant; and

(j)	no ISOs may be granted after the tenth anniversary of the earlier of (i) the date the Plan is adopted by the Board and (ii) the date the Plan is approved by holders of voting shares of the Company.

Article 5
SHARE APPRECIATION RIGHTS

5.1	Grant of SARs

The Board may, from time to time, grant SARs in conjunction with the granting of Options, or on a stand-alone basis, to any Eligible Participant. A SAR entitles the Participant, upon exercise of the SAR, to receive Shares (rounded down to the nearest whole number) from the Company with an aggregate Market Price on the date of exercise equal to the product of (1) the number of SARs or portion thereof, exercised and (2) the In-the-Money Amount of the SAR. The terms and conditions of any SAR grant will be evidenced by an Award Agreement.

5.2	SAR Price

The SAR Price will be as determined by the Board but in any event will be no less than the Market Price of a Share on the Date of Grant.

5.3	Tandem SARs

(a)	Where SARs are granted in conjunction with the granting of Options, the SAR Price will be the same as the Exercise Price, the number of Shares in respect of which the SAR may be exercised will be the same as the number of Shares issuable upon exercise of the related Option and the terms for the vesting of the tandem SARs will be the same as the terms for the vesting of the Options to which they relate.

(b)	Upon the exercise of SARs or any portion thereof, any Options granted in conjunction with tandem SARs are terminated to the extent of such exercise. Upon the exercise of Options or any portion thereof, any tandem SARs granted in conjunction with such Options are terminated to the extent of such exercise.

5.4	Term of SARs

Subject to any accelerated termination as set forth in the Plan or the Participant’s Award Agreement, each SAR expires on its Expiry Date.

5.5	Vesting and Exercisability

(a)	Each SAR will vest and be exercisable in the manner set out in the applicable Award Agreement, subject to the Participant’s Termination Date not occurring prior to the date on which the SAR vests, as applicable or as otherwise approved by the Board.

(b)	Once an instalment becomes vested, it will remain vested and exercisable, in whole or in part, until expiration or termination of the SAR, unless otherwise approved by the Board. The Board has the right to accelerate the date upon which any instalment of any SAR becomes exercisable.

(c)	Subject to the provisions of the Plan and any Award Agreement, a Participant may exercise a SAR by delivering a fully completed Exercise Notice to the Company.

(d)	The Board may provide at the time of granting a SAR that the exercise of that SAR is subject to restrictions, in addition to those specified in Section 5.5, such as performance-based vesting conditions.

Article 6
RESTRICTED SHARE UNITS

6.1	Grant of RSUs

The Board may, from time to time, subject to the provisions of the Plan and such other terms and conditions as the Board may prescribe, grant RSUs to any Eligible Participant. The terms and conditions of each RSU grant will be evidenced by an Award Agreement.

6.2	Vesting of RSUs

The Board has the authority to determine at the time of grant, in its sole discretion, the duration of the vesting period and other vesting terms applicable to the grant of RSUs.

6.3	Settlement of RSUs

Unless otherwise specified in the Award Agreement, as soon as practicable following the expiry of the applicable vesting period, or at such later date as may be determined by the Board in its sole discretion at the time of grant, the Company will issue to the Participant one fully paid and non-assessable Share in respect of each vested RSU; provided, however, that the Board may, in its sole discretion, specify in the Award Agreement that it may elect to settle the vested RSUs in a cash payment equal to the number of vested RSUs multiplied by the Market Price of a Share on the vesting date. The payment date for any RSUs in respect of which the Board may elect to settle in cash shall not extend beyond December 31 of the third calendar year following the calendar year in which the services giving rise to the Award were rendered.

Article 7
PERFORMANCE SHARE UNITS

7.1	Grant of PSUs

The Board may, from time to time, subject to the provisions of the Plan and such other terms and conditions as the Board may prescribe, grant PSUs to any Eligible Participant. The terms and conditions of each PSU grant will be evidenced by an Award Agreement.

7.2	Performance Criteria

The Award Agreement in respect of an Award of PSUs will specify the applicable Performance Period, the applicable Performance Criteria, the weighting of each Performance Criteria (if there is more than one Performance Criteria), and how the Performance Multiplier will be applied to each Performance Criteria based on the applicable level of achievement.

Following the end of the applicable Performance Period in respect of an Award of PSUs, the Board, in its sole discretion, will determine the level of achievement of the applicable Performance Criteria. In determining the level of achievement of the applicable Performance Criteria, the Board may, in is sole discretion, make adjustments to the calculation of any Performance Criteria to take into account, to the extent appropriate, the impact of significant events (including, without limitation, acquisitions, divestitures, and changes in tax laws or accounting rules).

7.3	Vesting

The Board has the authority to determine at the time of grant, in its sole discretion, the duration of the vesting period and other vesting terms applicable to the grant of PSUs. The number of PSUs that will vest on the applicable vesting date will be determined by multiplying (i) the number of PSUs in respect of the applicable Performance Period by (ii) the applicable Performance Multiplier, rounded down to the nearest whole number.

7.4	Settlement of PSUs

Unless otherwise specified in the Award Agreement, as soon as practicable following the applicable Performance Period, or at such later date as may be determined by the Board in its sole discretion at the time of grant, the Company will issue to the Participant one fully paid and non-assessable Share in respect of each vested PSU; provided, however, that the Board may, in its sole discretion, specify in the Award Agreement that it may elect to settle the vested PSUs in a cash payment equal to the number of vested PSUs multiplied by the Market Price of a Share on the vesting date. The payment date for any PSUs in respect of which the Board may elect to settle in cash shall not extend beyond December 31 of the third calendar year following the calendar year in which the services giving rise to the Award were rendered.

Article 8
DEFERRED SHARE UNITS

8.1	Grant of Deferred Share Units

The Board may, from time to time, subject to the provisions of the Plan and such other terms and conditions as the Board may prescribe, grant DSUs to any Eligible Participant. In addition, the Board may permit Directors to elect to receive all or a portion of their Annual Retainer Fees in the form of DSUs as described in Section 8.2.

All DSUs received by a Participant will be credited to an account maintained for the Participant on the books of the Company, as of the Date of Grant. The terms and conditions of each DSU grant will be evidenced by an Award Agreement.

8.2	Method of Electing Board DSUs

At the discretion of the Board, Directors may elect to receive all or a portion of their Annual Retainer Fees in the form of DSUs by completing and delivering a duly completed election on the prescribed form by no later than the last day of the Company’s fiscal year with respect to the Annual Retainer Fees for the following fiscal year, provided that for any Director who becomes a Participant during a subsequent fiscal year, elections must be made as soon as practicable but in any event not later than 30 days after becoming a Director and such election may only relate to Annual Retainer Fees not yet earned at the date of such election. Elections for a fiscal year are irrevocable with respect to such fiscal year and will remain in effect for subsequent fiscal years (to the extent accepted by the Board prior to the commencement of any subsequent fiscal year) unless the Director otherwise provides written notice to the Company prior to the commencement of any subsequent fiscal year (with respect to such subsequent fiscal year). Delivery of a written election form constitutes acceptance by the Director of all terms and conditions of the Plan.

The number of DSUs to be credited to the account of a Director who elects to receive DSUs pursuant to this Section 8.2 will be calculated by dividing the dollar amount on a Date of Grant to be received by the Director as DSUs by the Market Price of a Share on such Date of Grant.

8.3	Vesting

DSUs granted pursuant to the election described in Section 8.2 will be immediately vested on the Date of Grant. The Board has the authority to determine at the time of grant, in its sole discretion, vesting terms applicable to DSUs granted other than pursuant to the election described in Section 8.2.

8.4	Settlement of DSUs

DSUs will be settled on the date established in the Award Agreement or as soon as practicable thereafter (the “Settlement Date”); provided, however that in no event will a DSU be settled prior to the applicable Participant’s Termination Date. If the Award Agreement does not establish a date for the settlement of the DSUs, then the Settlement Date will be the 90th day following the Participant’s Termination Date, subject to the delay that may be required under Section 13.1 below. On the Settlement Date for any vested DSUs, the Company will issue to the Participant one fully paid and non-assessable Share in respect of each vested DSU; provided, however, that the Board may, in its sole discretion, elect to settle vested DSUs in a cash payment equal to the number of vested DSUs multiplied by the Market Price of a Share on the Settlement Date. The payment for any DSUs in respect of which the Board may elect to settle in cash shall not extend beyond December 15 of the calendar year following the calendar year in which the Participant’s Termination Date occurs.

Article 9
other share-based awards

9.1	Grant of Other Share-Based Awards

The Board may, from time to time, subject to the provisions of the Plan and such other terms and conditions as the Board may prescribe, grant Other Share-Based Awards to any Eligible Participant. The terms and conditions of each Other Share-Based Award grant will be evidenced by an Award Agreement. Each Other Share-Based Award shall consist of a right (a) which is other than an Option, SAR, RSU, PSU or DSU and (b) which is denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares) as are deemed by the Board to be consistent with the purposes of the Plan; provided, however, that such right will comply with applicable law (including applicable Securities Laws) and be subject to Exchange approval. Shares or other securities delivered pursuant to a purchase right granted under this Section 9.1 will be purchased for such consideration, which may be paid by such method or methods and in such form or forms, including, without limitation, cash, Shares, other securities, other Awards, other property, or any combination thereof, as the Board determines.

Article 10
ADDITIONAL AWARD TERMS

10.1	Dividend Equivalents

(a)	Unless otherwise determined by the Board and set forth in the particular Award Agreement, RSUs, PSUs and DSUs will be credited with dividend equivalents in the form of additional RSUs, PSUs and DSUs, respectively, as of each dividend payment date in respect of which normal cash dividends are paid on Shares. Such dividend equivalents shall be computed by dividing: (i) the amount obtained by multiplying the amount of the dividend declared and paid per Share by the number of RSUs, PSUs and DSUs, as applicable, held by the Participant on the record date for the payment of such dividend, by (ii) the Market Price on the first Business Day immediately following the dividend record date, with fractions computed to three decimal places. Dividend equivalents credited to a Participant’s accounts will be subject to the same vesting and other terms as the RSUs, PSUs and DSUs to which they relate.

(b)	Unless otherwise determined by the Board, crediting of dividend equivalents shall cease as of the Termination Date, except in the case of termination of an Employee’s employment due to Retirement and termination of the office of a Director.

(c)	The foregoing does not obligate the Company to declare or pay dividends on Shares and nothing in the Plan shall be interpreted as creating such an obligation.

10.2	Blackout Period

If an Award is scheduled to expire or be settled during a Blackout Period or within five (5) Business Days following the expiry of such Blackout Period, then, notwithstanding any other provision of the Plan, unless the delayed expiration would result in tax penalties, the Award shall expire ten (10) Business Days after the trading Blackout Period is lifted by the Company.

10.3	Withholding Taxes

The granting, vesting, settlement or exercise of each Award under the Plan is subject to the condition that if at any time the Board determines, in its discretion, that the satisfaction of withholding tax or other withholding liabilities is necessary or desirable in respect of such grant, vesting, settlement or exercise, such action is not effective unless such withholding has been effected to the satisfaction of the Board. In such circumstances, the Board may require that a Participant pay to the Company or an Affiliate of the Company the minimum amount as the Company or an Affiliate of the Company is obliged to remit to the relevant taxing authority in respect of the granting, vesting, settlement or exercise of the Award. Any such additional payment is due no later than the date on which such amount with respect to the Award is required to be remitted to the relevant tax authority by the Company or an Affiliate of the Company, as the case may be. Alternatively, and subject to any requirements or limitations under applicable law, the Company or the Affiliate of the Company may (a) withhold such amount from any remuneration or other amount payable by the Company or a Designated Affiliate to the Participant, (b) require the sale of a number of Shares issued upon exercise, vesting, or settlement of such Award and the remittance to the Company of the net proceeds from such sale sufficient to satisfy such amount or (c) enter into any other suitable arrangements for the receipt of such amount, and the Participant consents to such action(s).

10.4	Recoupment

Notwithstanding any other terms of the Plan, Awards may be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of any clawback, recoupment or similar policy adopted by the Company or an Affiliate of the Company and in effect at the Date of Grant of the Award, or as otherwise required by law or the rules of an Exchange (if then listed on an Exchange) and the Participant will not be entitled to any damages or other compensation in respect of any Awards subject to such policy.

10.5	Cash Settlement Alternative

(a)	If the ability to do so is specified in the Award Agreement of an Award other than an Options, the Participant may, in the Participant’s discretion, by giving a written notice specifying the proportion of the Award to be paid in cash (a “Cash Notice”) to the Company not less than 30 days prior to any vesting date of the Award, choose to receive, in lieu of newly-issued Shares delivered pursuant to the terms of the Award, a lump sum cash payment from the Company equal to the proportion of the Award to be paid in cash as specified in the Cash Notice multiplied by the number of Shares to be issued pursuant to the Award on the vesting date (after giving effect to the Performance Multiplier for any PSU) multiplied by the Market Price of a Share on the vesting date.

(b)	Notwithstanding the delivery of a Cash Notice pursuant to Subsection 10.5(a), the Company may choose instead to issue Shares to the Participant instead of making a lump sum cash payment to the Participant. If the Company should choose to do so, the Cash Notice shall be deemed to be withdrawn.

Article 11
EFFECT OF TERMINATION OF
EMPLOYMENT OR engagement

11.1	Death or Disability

Unless otherwise specified in an Approved Agreement or otherwise determined by the Board, if a Participant’s employment or engagement is terminated due to the Participant’s death or Disability:

(a)	a portion of the next installment of each Award due to vest will immediately vest on the Participant’s Termination Date, such portion to equal (i) the number of Shares underlying the installment of the Award next due to vest multiplied by (ii) a fraction, the numerator of which is the number of days elapsed since the date the last installment of the Award vested (or if no portion of the Award has vested, the Date of Grant) to the Participant’s Termination Date and the denominator of which is the number of days between the date the last installment of the Award vested (or if no portion of the Award has vested, the Date of Grant) and the date the next installment of the Award is due to vest;

(b)	the Performance Multiplier applicable to any Performance Criteria assigned to an Award will be deemed to be 100%;

(c)	each Award other than an Option or SAR held by the Participant that has vested as of the Termination Date or will vest in accordance with Subsection 11.1(a) will be settled in accordance with its terms;

(d)	each Option or SAR held by the Participant that has vested as of the Termination Date will continue to be exercisable by the Participant or the Participant’s estate, as applicable, until its Expiry Date, and, if such Option or SAR is not exercised on or before such date, it will be immediately forfeited and cancelled;

(e)	any Award held by the Participant that has not vested as of the Termination Date and is not due to vest in accordance with Subsection 11.1(a) will be immediately forfeited and cancelled as of the Termination Date; and

(f)	neither the Participant nor the Participant’s estate will be entitled to any damages or other amounts in respect of any forfeiture and cancellation of an Award in connection with the Participant’s death or Disability.

11.2	Termination of Employment or Services as a Consultant other than for Cause

Unless otherwise specified in an Approved Agreement or otherwise determined by the Board, where, in the case of an Employee or Consultant, a Participant’s employment or engagement is terminated by the Company or a Designated Affiliate other than for Cause (whether such termination is lawful or unlawful and whether it occurs with or without any or adequate notice, or with or without compensation in lieu of such notice), then:

(a)	a portion of the next installment of each Award due to vest will vest on such next vesting date, such portion to equal (i) the number of Shares underlying the installment of the Award next due to vest multiplied by (ii) a fraction, the numerator of which is the number of days elapsed since the date the last installment of the Award vested (or if no portion of the Award has vested, the Date of Grant) to the Participant’s Termination Date and the denominator of which is the number of days between the date the last installment of the Award vested (or if no portion of the Award has vested, the Date of Grant) and the date the next installment of the Award is due to vest;

(b)	any Performance Criteria assigned to any Awards will be calculated based on actual performance results at the end of the applicable performance period;

(c)	each Option or SAR held by the Participant that has vested as of the Termination Date will continue to be exercisable by the Participant until the earlier of: (i) its Expiry Date; and (ii) the date that is 90 days after the Termination Date (or if the portion that is due to vest in connection with such termination has not yet vested, 90 days after the date that such next installment is due to vest), as applicable, and, if such Option or SAR is not exercised on or before such date, it will be immediately forfeited and cancelled;

(d)	each Award other than an Option or SAR held by the Participant that has vested as of the Termination Date will be settled in accordance with its terms;

(e)	any Award held by the Participant that has not vested as of the Termination Date and is not due to vest in accordance with Subsection 11.2(a) will be immediately forfeited and cancelled as of the Termination Date; and

(f)	the Participant will not be entitled to any damages or other amounts in respect of any forfeiture and cancellation of an Award in connection with the termination of the Participant’s employment or engagement.

11.3	Termination of Employment or Services as a Consultant due to Resignation

Unless otherwise specified in an Approved Agreement or otherwise determined by the Board, where, in the case of an Employee or Consultant, a Participant’s employment or engagement terminates by reason of the Participant’s resignation (other than a resignation where facts that could give rise to Cause exist), then:

(a)	each Option or SAR held by the Participant that has vested as of the Termination Date will continue to be exercisable by the Participant until the earlier of: (i) its Expiry Date; and (ii) the date that is 90 days after the Termination Date, as applicable, and, if such Option or SAR is not exercised on or before such date, it will be immediately forfeited and cancelled;

(b)	each Award other than an Option or SAR held by the Participant that has vested as of the Termination Date will be settled in accordance with its terms;

(c)	any Award held by the Participant that has not vested as of the Termination Date will be immediately forfeited and cancelled as of the Termination Date; and

(d)	the Participant will not be entitled to any damages or other amounts in respect of any forfeiture and cancellation of an Award in connection with the Participant’s resignation.

11.4	Termination of Employment due to Retirement

Unless otherwise specified in an Approved Agreement or otherwise determined by the Board, where, in the case of an Employee, a Participant’s employment terminates by reason of Retirement, then all unvested Awards will continue to vest in accordance with their terms and be settled or exercised in accordance with their terms except that each Option or SAR held will be exercisable by the Participant until the earlier of: (i) its Expiry Date; and (ii) the date that is three years after the Participant’s Termination Date and, if not exercised on or before such date is then immediately forfeited and cancelled and the Participant will not be entitled to any damages or other amounts in respect of such forfeiture and cancellation.

Notwithstanding the foregoing, the Participant will forfeit any Awards which have not been exercised or settled in the event the Participant breaches any non-competition, non-solicitation, confidentiality and/or other post-employment obligations, including any fiduciary duties, the Participant may have to the Company or any of its Affiliates and the Participant shall not be entitled to any damages or other amounts in respect of any such forfeiture and cancellation.

11.5	Termination of Employment or Services as a Consultant for Cause

Unless otherwise specified in an Approved Agreement or otherwise determined by the Board, where, in the case of an Employee or Consultant, a Participant’s employment or engagement terminates by reason of termination by the Company or a Designated Affiliate for Cause (or a resignation where facts giving rise to Cause exist), then each Award held by the Participant, whether or not it has vested as of the Termination Date, will be immediately forfeited and cancelled as of the Termination Date, and the Participant will not be entitled to any damages or other amounts in respect of such forfeiture and cancellation.

11.6	Termination of a Directorship

Unless otherwise specified in an Approved Agreement or otherwise determined by the Board:

(a)	where, in the case of a Director, a Participant’s term of office is terminated by the Company or a Designated Affiliate for breach by the Director of their fiduciary duty to the Company or Designated Affiliate (as determined by the Board in its sole discretion), then any Awards, other than DSUs (and related dividend equivalents) granted pursuant to the election described in Section 8.2, held by the Director at the Termination Date will be immediately forfeited to the Company on the Termination Date;

(b)	where, in the case of a Director, a Participant’s term of office terminates for any reason other than death or Disability or a breach of their fiduciary duty to the Company (as determined by the Board in its sole discretion), all vested Awards held by the Participant on the Termination Date will be settled in accordance with their terms, and any unvested Awards held by the Participant as of the Termination Date, other than DSUs (and related dividend equivalents) granted pursuant to the election described in Section 8.2, will be immediately forfeited and cancelled as of the Termination Date; and

(c)	the Participant will not be entitled to any damages or other amounts in respect of any forfeiture and cancellation of an Award in connection with the termination of the Participant’s term of office as a Director.

11.7	Cessation of Vesting and Eligibility for Awards following Termination

A Participant’s eligibility to be granted an Award under the Plan ceases as of the Termination Date. Except if and as required to comply with applicable minimum requirements contained in ESL, no Participant is eligible for continued vesting of any Award during any period in which the Participant receives, or claims to be entitled to receive, any compensatory payments or damages in lieu of notice of termination pursuant to contract, common law or civil law, and no Participant shall be entitled to any damages or other compensation in respect of any Award that does not vest or is not awarded due to termination of the Participant’s employment or engagement as of the Termination Date, for any reason. The Plan displaces any and all common law and civil law rights the Participant may have or claim to have in respect of any Awards, including any right to damages. The foregoing shall apply, regardless of: (i) the length of the Participant’s employment or engagement; (ii) the reason for the termination of the Participant’s employment or engagement; (iii) whether such termination is lawful or unlawful, with or without Cause; (iv) whether it is the Participant or the Company or the Designated Affiliate that initiates the termination; and (v) any fundamental changes, over time, to the terms and conditions applicable to the Participant’s employment or engagement;.

11.8	Employment with a Designated Affiliate

Notwithstanding Sections 11.2 to 11.7, unless the Board, in its discretion, otherwise determines, at any time and from time to time, Awards are not affected by a change of employment, consulting engagement or directorship within or among the Company or a Designated Affiliate for so long as the Participant continues to be an Employee, Consultant or Director of the Company or a Designated Affiliate.

11.9	Participants’ Entitlement

Except as otherwise provided in the Plan, Awards previously granted under the Plan are not affected by any change in the relationship between, or ownership of, the Company and an Affiliate of the Company. For greater certainty, all grants of Awards remain outstanding and are not affected by reason only that, at any time, an Affiliate of the Company ceases to be an Affiliate of the Company.

11.10	Expiration

The Participant has the sole responsibility for monitoring the expiration of any Options or SARs and for exercising Options or SARs, if at all, before it expires and neither the Company nor their officers, directors, employees, attorneys and agents have any obligation to notify the Participant, the Participant’s estate, executors, administrators, personal representatives, heirs or legatees prior to the expiration or termination of any Option or SAR, regardless of whether the Option or SAR will expire on the Expiry Date or will terminate on an earlier date in the event of termination of the Participant’s employment or engagement.

Article 12
EVENTS AFFECTING THE COMPANY

12.1	General

The existence of any Awards does not affect in any way the right or power of the Company or its shareholders to make, authorize or determine any adjustment, recapitalization, reorganization or any other change in the Company’s capital structure or its business, or any amalgamation, combination, arrangement, merger or consolidation involving the Company, to create or issue any bonds, debentures, Shares or other securities of the Company or to determine the rights and conditions attaching thereto, to effect the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or to effect any other corporate act or proceeding, whether of a similar character or otherwise, whether or not any such action referred to in this Article 12 would have an adverse effect on the Plan or on any Award granted hereunder.

12.2	Change in Control

(a)	Except as may be set forth in an Approved Agreement, and notwithstanding anything else in this Plan or any Award Agreement, without the consent of any Participant the outstanding Awards shall be converted or exchanged into or for, rights or other securities of substantially equivalent value, as determined by the Board in its discretion, in any entity participating in or resulting from a Change in Control; provided that the Board without the consent of any Participant may instead cause (i) the termination of any vested Award in exchange for an amount of cash and/or property, if any, equal in value to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights as of the date of the occurrence of such Change in Control; (ii) the replacement of such Award with other rights or property selected by the Board in its sole discretion; or (iii) any combination of the foregoing.

(b)	Notwithstanding Section 12.2(a), and unless otherwise determined by the Board, if, as a result of a Change in Control, the Shares will cease trading on an Exchange and voting shares of any Surviving Entity or Parent Entity resulting from the Change in Control will not be traded on an Exchange, then all outstanding Awards shall vest and become exercisable, realizable, or payable immediately prior to consummation of such Change in Control or the Board may determine that the Awards shall be terminated in exchange for an amount of cash and/or property, if any, equal in value to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights as of the date of the occurrence of such Change in Control (and, for the avoidance of doubt, if as of the date of the occurrence of such Change in Control the Board determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment). For any Awards subject to Performance Criteria, the Board shall determine the extent to which such Performance Goals have been attained.

(c)	Notwithstanding Section 12.2(a) and 12.2(b), and except as otherwise provided in an Approved Agreement, if within 24 months following the completion of a transaction resulting in a Change in Control, an Employee’s employment is terminated by the Company or an Affiliate without Cause, without any action by the Board then all Awards granted to the Employee prior to the Change in Control and held by such Employee shall immediately vest and be settled or exercised in accordance with their terms. For any Awards subject to Performance Criteria, the Board shall determine the extent to which such Performance Goals have been attained.

(d)	In taking any of the actions permitted under this Section 12.2, the Board will not be required to treat all Awards similarly.

12.3	Reorganization of Company’s Capital

Should the Company effect a subdivision or consolidation of Shares or any similar capital reorganization or a payment of a stock dividend (other than a stock dividend that is in lieu of a cash dividend), or should any other change be made in the capitalization of the Company that does not constitute a Change in Control and would warrant the amendment or replacement of any existing Awards in order to adjust the number of Shares that may be acquired on the vesting of outstanding Awards and/or the terms of any Award in order to preserve proportionately the rights and obligations of the Participants holding such Awards, the Board will, subject to any required prior approval of the relevant Exchange(s) (if then listed on an Exchange), authorize such steps to be taken as it may consider to be equitable and appropriate to that end.

12.4	Other Events Affecting the Company

In the event of an amalgamation, combination, arrangement, merger or other transaction or reorganization involving the Company and occurring by exchange of Shares, by sale or lease of assets or otherwise, that does not constitute a Change in Control and that warrants the amendment or replacement of any existing Awards in order to adjust the number of Shares that may be acquired on the vesting of outstanding Awards and/or the terms of any Award in order to preserve proportionately the rights and obligations of the Participants holding such Awards, the Board will, subject to any required prior approval of the applicable Exchange(s) (if then listed on an Exchange), authorize such steps to be taken as it may consider to be equitable and appropriate to that end.

12.5	Immediate Acceleration of Awards

Where the Board determines that the steps provided in this Article 12 would not preserve proportionately the rights, value and obligations of the Participants holding such Awards in the circumstances or otherwise determines that it is appropriate, the Board may, but is not required, to permit the immediate vesting of any unvested Awards.

12.6	Issue by the Company of Additional Shares

Except as expressly provided in this Article 12, neither the issue by the Company of shares of any class or securities convertible into or exchangeable for shares of any class, nor the conversion or exchange of such shares or securities, affects, and no adjustment by reason thereof is to be made with respect to the number of Shares that may be acquired as a result of a grant of Awards.

12.7	Fractions

No fractional Shares will be issued pursuant to an Award. Accordingly, if, as a result of any adjustment under this Article 12, a Participant would become entitled to a fractional Share, the Participant has the right to acquire only the adjusted number of full Shares and no payment or other adjustment will be made with respect to the fractional Shares, which shall be disregarded.

Article 13
U.S. TAXPAYERS

13.1	Section 409A of the Code

With respect to U.S. Taxpayers, the Plan will be construed and interpreted to be exempt from, or where not so exempt, to comply with Section 409A of the Code to the extent required to preserve the intended tax consequences of the Plan. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Section 409A of the Code, the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A of the Code, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A of the Code. The Company reserves the right to amend the Plan to the extent it reasonably determines is necessary in order to preserve the intended tax consequences of the Plan in light of Section 409A of the Code and any regulations or guidance under that section. In no event will the Company be responsible if Awards under the Plan result in adverse tax consequences to a U.S. Taxpayer under Section 409A of the Code. Distributions of non-qualified deferred compensation to a U.S. Taxpayer made in connection with the U.S. Taxpayer’s Termination Date will only be made in connection with such U.S. Taxpayer’s “separation from service” within the meaning set forth in Section 409A of the Code. Notwithstanding any provisions of the Plan to the contrary, in the case of any “specified employee” within the meaning of Section 409A of the Code who is a U.S. Taxpayer, distributions of non-qualified deferred compensation under Section 409A of the Code made in connection with a “separation from service” within the meaning set forth in Section 409A of the Code may not be made prior to the date which is 6 months after the date of separation from service (or, if earlier, the date of death of the U.S. Taxpayer or the date such amount would have been paid pursuant to a fixed schedule in the absence of the separation from service). Any amounts subject to a delay in payment pursuant to the preceding sentence will be paid as soon practicable following such 6-month anniversary of such separation from service. Notwithstanding any provisions of the Plan to the contrary, any Award that constitutes non-qualified deferred compensation granted to any U.S. Taxpayer may not be transferred or assigned to a Permitted Assign if such transfer or assignment would result in an impermissible acceleration of payment under Section 409A of the Code.

Article 14
AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN

14.1	Amendment, Suspension, or Termination of the Plan

The Board may from time to time, without notice and without approval of the holders of voting shares of the Company, amend, suspend or terminate the Plan or any Awards granted pursuant to the Plan as it, in its discretion determines appropriate, provided, however, that:

(a)	no such amendment, suspension or termination of the Plan or any Awards granted hereunder may materially impair any rights of a Participant or materially increase any obligations of a Participant under the Plan without the consent of the Participant, unless the Board determines such adjustment is required or desirable in order to comply with any applicable laws, including Securities Laws or Exchange requirements; and

(b)	any amendment that would cause an Award held by a U.S. Taxpayer be subject to the additional tax penalty under Section 409A(1)(b)(i)(II) of the Code shall be null and void ab initio.

Amendments to the Plan shall be subject to any required approval of the Exchange.

14.2	Shareholder Approval

Notwithstanding Section 14.1, approval of the holders of voting shares of the Company shall be required for any amendment that:

(a)	increases the percentage of Shares reserved for issuance under the Plan, except pursuant to the provisions in the Plan which permit the Board to make equitable adjustments in the event of transactions affecting the Company or its capital;

(b)	increases or removes the limits on Shares issuable or issued to Insiders as set forth in Subsection 3.7(a);

(c)	increases or removes the limit on Shares issuable to non-Employee Directors as set forth in Subsection 3.7(d);

(d)	reduces the Exercise Price of an Award except pursuant to the provisions in the Plan which permit the Board to make equitable adjustments in the event of transactions affecting the Company or its capital;

(e)	results in a cancellation or termination of an Award of a Participant prior to its Expiry Date for the purpose of reissuing an Award to the same Participant;

(f)	extends the term of an Award beyond the original Expiry Date (except where an Expiry Date would have fallen within a Blackout Period applicable to the Participant or within five (5) Business Days following the expiry of such a Blackout Period);

(g)	permits Awards to be transferred to a Person other than a Permitted Assign or for normal estate settlement purposes; or

(h)	removes or reduces the range of amendments which require approval of the holders of voting shares of the Company under this Section 14.2.

14.3	Permitted Amendments

Without limiting the generality of Section 14.1, but subject to Section 14.2, the Board may, without shareholder approval, at any time or from time to time, amend the Plan or any Award for the purposes of:

(a)	making any amendments to the vesting provisions of each Award;

(b)	making any amendments to the provisions set out in Article 11;

(c)	any amendments that are necessary or desirable to comply with applicable law or the requirements of any Exchange or other regulatory body having authority over the Company, the Plan or shareholders;

(d)	any amendments of a “housekeeping” nature, including amendments to clarify the meaning of an existing provision of the Plan or an Award, correct or supplement any provision of the Plan that is inconsistent with any other provision of the Plan, or to correct any ambiguity, error or omission; or

(e)	any amendment regarding the administration of the Plan.

Article 15
MISCELLANEOUS

15.1	Legal Requirement

The Company is not obligated to grant any Awards, issue any Shares or other securities, make any payments or take any other action if, in the opinion of the Board, in its sole discretion, such action would constitute a violation by a Participant or the Company of any provision of any applicable statutory or regulatory enactment of any government or government agency or the requirements of any Exchange upon which the Shares may then be listed.

15.2	Rights as Shareholder

No Participant has any rights as a shareholder of the Company in respect of Shares issuable pursuant to any Award until the allotment and issuance to such Participant of certificates representing such Shares.

15.3	Corporate Action

Nothing contained in the Plan or in an Award shall be construed so as to prevent the Company from taking corporate action which is deemed by the Company to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award.

15.4	Conflict

In the event of any conflict between the provisions of the Plan and any Award Agreement, the provisions of the Plan will govern. In the event of any conflict between or among the provisions of the Plan, an Award Agreement and (i) an employment agreement or other written agreement between the Company or a Designated Affiliate and a Participant which has been approved by the CEO (or if the Participant is the CEO, approved by the Board), the provisions of the employment agreement or other written agreement will govern and (ii) any other employment agreement or other written agreement between the Company or a Designated Affiliate and a Participant, the provisions of the Plan will govern.

15.5	Participant Information

Each Participant agrees to provide the Company with all information (including personal information) required by the Company in order to administer to the Plan. Each Participant acknowledges that information required by the Company in order to administer the Plan may be disclosed to any custodian appointed in respect of the Plan and other third parties, and may be disclosed to such Persons, in connection with the administration of the Plan (such persons, “Recipients”). Recipients may be located in the Participant’s jurisdiction or residence, or elsewhere, and the Participant’s jurisdiction may have different data privacy laws and protections than the Recipients’ jurisdiction(s). Each Participant consents to such disclosure and authorizes the Company to make such disclosure on the Participant’s behalf and authorizes such Recipients to receive, possess, use, retain and transfer the information, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan. A Participant may, at any time, refuse or withdraw the consents in this Section 15.5 by giving written notice in accordance with the Plan. If the Participant refuses or withdraws the consents in this Section 15.5, the Company may cancel the Participant’s participation in the Plan and, in the Board’s discretion, the Participant may forfeit any outstanding Awards.

15.6	Participation in the Plan

The participation of any Participant in the Plan is entirely voluntary and not obligatory and does not confer upon such Participant any rights or privileges other than those rights and privileges expressly provided in the Plan. In particular, participation in the Plan does not constitute a condition of employment or engagement nor a commitment on the part of the Company to ensure the continued employment or engagement of such Participant, nor does it form an integral part of the Participant’s employment compensation. The Plan does not provide any guarantee against any loss which may result from fluctuations in the market value of the Shares and no amount will be paid to, or in respect of, a Participant under the Plan to compensate for a downward fluctuation in the price of a Share, nor will any other form of benefit be conferred upon, or in respect of, a Participant for such purpose. The Company does not assume responsibility for the income or other tax consequences for the Participants and they are advised to consult with their own tax advisors.

15.7	Compliance with Employment Standards

It is understood and agreed that all provisions of the Plan are subject to all applicable minimum requirements of ESL. The Company and its Designated Affiliates, as applicable, will comply with all applicable minimum requirements contained in ESL. Accordingly, to the extent that any applicable ESL minimum requirements apply, the Plan shall: (i) not be interpreted as in any way waiving or contracting out of ESL; and (ii) be interpreted to achieve compliance with ESL. In the event that ESL requires the Company or any Designated Affiliate to provide a Participant with a superior right or entitlement upon termination of the Participant’s employment or otherwise (“Statutory Entitlements”) than provided for under the Plan, then the Company or the Designated Affiliate, as applicable, shall provide the Participant with the Participant’s minimum Statutory Entitlements in substitution for the Participant’s rights under the Plan. There shall be no presumption of strict interpretation against the Company or any Designated Affiliate;

15.8	International Participants

With respect to Participants who reside or work outside Canada and the U.S., the Board may, in its sole discretion, amend, or otherwise modify, without shareholder approval, the terms of the Plan or Awards with respect to such Participants in order to conform such terms with the provisions of local law, and the Board may, where appropriate, establish one or more sub-plans to reflect such amended or otherwise modified provisions.

15.9	Successors and Assigns

The Plan shall be binding on all successors and assigns of the Company and its Designated Affiliates.

15.10	General Restrictions and Assignment

Except as required by law or as otherwise provided in the Plan, the rights of a Participant under the Plan are not capable of being assigned, transferred, alienated, sold, encumbered, pledged, mortgaged or charged and are not capable of being subject to attachment or legal process for the payment of any debts or obligations of the Participant unless otherwise approved by the Board.

15.11	Severability

The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision and any invalid or unenforceable provision shall be severed from the Plan.

15.12	Notices

All written notices to be given by the Participant to the Company must be delivered personally, e-mail or mail, postage prepaid, addressed as follows:

Xanadu Quantum Technologies Limited
777 Bay Street, 24th Floor
Toronto, Ontario
M5G 2C8

Attention:	Rebecca Laramée
E-mail:	[REDACTED]

All notices to the Participant will be addressed to the principal address of the Participant on file with the Company. Either the Company or the Participant may designate a different address by written notice to the other. Such notices are deemed to be received, if delivered personally or by e-mail, on the date of delivery, and if sent by mail, on the fifth Business Day following the date of mailing. Any notice given by either the Participant or the Company is not binding on the recipient thereof until received.

15.13	Electronic Delivery

The Company or the Board may from time to time establish procedures for (i) the electronic delivery of any documents that the Company may elect to deliver (including, but not limited to, plan documents, award notices and agreements, and all other forms of communications) in connection with any award made under the Plan, (ii) the receipt of electronic instructions from Participants and/or (iii) an electronic signature system for delivery and acceptance of any such documents. Compliance with such procedures will satisfy any requirement to provide documents in writing and/or for a document to be signed or executed.

15.14	Effective Date

The Plan became effective on the Effective Date, subject to the approval of the shareholders of the Company, if applicable.

15.15	Governing Law

The Plan and all matters to which reference is made herein shall be governed by and interpreted in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

15.16	Submission to Jurisdiction

The Company and each Participant irrevocably submits to the exclusive jurisdiction of the courts of competent jurisdiction in the Province of Ontario in respect of any action or proceeding relating in any way to the Plan, including with respect to the grant of Awards and any issuance of Shares made in accordance with the Plan.